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                                                                  EXHIBIT 10.11b

                               AMENDMENT OF LEASE


         THIS AMENDMENT OF LEASE effective as of March 27, 1998 between FIFTY WASHINGTON STREET LIMITED PARTNERSHIP ("Landlord") and ARDENT SOFTWARE, INC. (formerly named VMark Software, Inc.) ("Tenant").

                                   BACKGROUND

         Landlord is the current Landlord and Tenant is the Tenant under a Lease dated May 3, 1994, as amended (the "Lease"), from 50 Washington Street Associates Limited Partnership, as Landlord (Landlord having become the Landlord thereunder), to Tenant, as Tenant, of Premises at 50 Washington Street, Westborough and Southborough, Massachusetts. The parties desire to amend the Lease as hereinafter set forth. Capitalized terms not defined herein shall have the meaning ascribed to them in the Lease.

                                   WITNESSETH

         NOW, THEREFORE, Landlord and tenant hereby agree as follows:

         1. Notwithstanding any term or provision of the Lease to the contrary, the Term of the Lease shall expire on December 31, 2008.

         2. Simultaneously with the execution hereof, Tenant shall pay to Landlord a security deposit in the amount of $1,500,000.00 (the "Security Deposit"). The Security Deposit will be held during the Term by Landlord or its mortgagee, as security and without any obligation to segregate the Security Deposit from other funds held by Landlord or its mortgagee. Tenant shall not be entitled to any interest or other income earned on the Security Deposit. The Security Deposit shall be returned to Tenant within sixty (60) days after the expiration of the Term provided there exists no breach of any undertaking of Tenant under the Lease. If all or any part of the Security Deposit shall be applied to an obligation of Tenant under the Lease, Tenant shall immediately upon request by Landlord restore the Security Deposit to its original amount. Tenant shall not have the right to call upon Landlord to apply all or any part of the Security Deposit to cure any default or fulfill any obligation of Tenant, but such use shall be solely in the discretion of Landlord.

         3. Without limiting any of Landlord's rights with respect to the Security Deposit, Tenant consents to Landlord delivering the Security Deposit to American National Insurance Company, the current mortgagee of the Demised Premises, under an Escrow Agreement in the form of Exhibit A attached hereto (the "American National Escrow Agreement").

         4. Upon any conveyance by Landlord of its interest under the Lease, the Security Deposit may be delivered by Landlord to Landlord's grantee or transferee, and upon any such delivery Tenant hereby releases Landlord herein named of any and all liability with respect to


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the Security Deposit, its application and return, and Tenant agrees to look solely to such grantee or transferee. If Landlord shall convey the Demised Premises and the entity holding the Security Deposit will not be an Institutional Owner or an Institutional Mortgagee (defined below), the Security Deposit shall be held by an escrow agent designated by the new owner and approved by Tenant (such approval shall not be unreasonably withheld or delayed) pursuant to an escrow agreement in the form attached as Exhibit B attached hereto, with such changes therein as the escrow agent shall reasonably request. "Institutional Owner" or "Institutional Mortgagee" means an owner or mortgagee, as the case may be, which is (a) bank, trust company, savings and loan association, securities or investment banking company, insurance company, mortgage company, pension, profit, retirement or union fund or trust, real estate investment trust, governmental agency or fund, or other financial or lending entity generally regarded as an institutional lender, which in case has assets in excess of $100,000,000.00 or (b) an affiliate of any entity described in clause (a) (i.e.: an entity that is 50% or more directly or indirectly owned and controlled by an entity described in clause (a)), provided such affiliate has assets in excess of $100,000,000.00. This provision shall also apply to subsequent grantees and transferees.

         5. Tenant shall on demand reimburse Landlord for its reasonable legal fees and expenses in connection with the execution and delivery of this Amendment and the execution and delivery of documentation with Landlord's mortgagee relating hereto, and tenant shall pay all costs, expenses and fees which such mortgagee shall require Landlord to pay in connection with or under this Amendment, the American National Escrow Agreement and the amendments of its loan documentation, including, without limitation, all of the same described in the March 27, 1998 letter from American National Insurance Company attached hereto.

         6. Landlord agrees to assist Tenant in assessing options to relocate to other premises. Such options may include Landlord's purchasing or constructing a building for Tenant. In no event shall Landlord's providing such assistance to Tenant be considered to be an agreement to terminate the Lease or to consent to any assignment or sublease, and Tenant shall remain bound under the Lease until Landlord and Landlord's mortgagee, in their sole discretion, shall otherwise agree. In the event the parties agree to terminate the Lease, such termination will include resolution of matters relating to the Security Deposit.

         7. In consideration of Landlord's agreements set forth in this Amendment, Tenant agrees that it will deal exclusively and in good faith with Landlord, and will deal with no other party (including any broker), with respect to Tenant's possible relocation to other premises during the term of the Lease.

         8. The Lease is hereby amended by deleting the Addendum to Lease and the Second Addendum to Lease in their entirety.

         9. Section 5.1 (a) of the Lease is hereby amended by deleting "reasonable management fees" appearing in the definition of "operating expenses" and by substituting therefor "management fees equal to 5% of gross collected rent, additional rent and other sums".



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         10. The Amendment shall not be of any force or effect until consented to by Landlord's mortgagee.

WITNESS the execution hereof as an instrument under seal as of the date first written above.

                         LANDLORD:

                         FIFTY WASHINGTON STREET LIMITED
                         PARTNERSHIP

                         By:  Fifty Washington Street, Inc.
                              Its sole General Partner


                         /s/ Christopher Egan
                         Christopher Egan, President and Treasurer,
                         not individually and without personal liability


                         TENANT:

                         ARDENT SOFTWARE, INC.


                         By: /s/ Charles F. Kane
                         Printed Name: Charles F. Kane
                         Title: VP Finance and CFO